UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION

13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2006

ADVANCED MAGNETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction

of incorporation)

Commission File No. 0-14732	04-2742539
(IRS Employer
Identification No.)

61 Mooney Street, Cambridge, Massachusetts	02138
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 497-2070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2006, Advanced Magnetics, Inc. (the “Company”) entered into a lease agreement (the “Agreement”) with CambridgePark 125 Realty Corporation (“CambridgePark”), for certain real property located at 125 CambridgePark Drive, Cambridge, Massachusetts 02104. The Agreement has a three year term, with an additional partial month at the beginning of the term. The Agreement provides for one option to extend the lease for a two year period. Under the terms of the Agreement, the Company will pay CambridgePark approximately $15,000 per calendar month for the first year of the term, plus the partial month at the beginning of the term, approximately $17,000 per calendar month for the next year of the term and approximately $19,000 per calendar month for the last year of the term. The rent for any extension term will be determined at the time of the exercise of the option under terms set out in the Agreement. In addition to rent, the Company will also pay its proportional share of CambridgePark’s Annual Operating Costs (as defined in the Agreement) as well as electricity.

Item 8.01. Other Events.

On March 3, 2006, the Company issued a press release announcing the design of its Phase III developmental program for ferumoxytol as an intravenous iron replacement therapeutic following a series of communications with the U.S. Food and Drug Administration. The Company's press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1	Lease Agreement, dated as of February 28, 2006, by and between Advanced Magnetics, Inc. and CambridgePark 125 Realty Corporation.

99.1	Press release issued by Advanced Magnetics, Inc. on March 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MAGNETICS, INC.

By: /s/ Michael N. Avallone
Name: Michael N. Avallone
Title: Chief Financial Officer

Date: March 3, 2006

EXHIBIT INDEX

Number	Description

10.1	Lease Agreement, dated as of February 28, 2006, by and between Advanced Magnetics, Inc. and CambridgePark 125 Realty Corporation.

99.1	Press release issued by Advanced Magnetics, Inc. on March 3, 2006